                               AURA SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON __________, 2003

To the Stockholders of Aura Systems, Inc.:

     The Annual  Meeting  of  Stockholders  of Aura  Systems,  Inc.,  a Delaware
corporation  (the  "Company"),  will be held on __________,  2003 at __________,
PST, at the Company's headquarter  facilities at 2335 Alaska Avenue, El Segundo,
California, for the following purposes:

     (1)  To elect a Board of Directors of seven members;

     (2)  To  consider  and act upon a proposal to approve an  amendment  to the
          Company's  Certificate  of  Incorporation  increasing  the  number  of authorized shares of Common Stock from 500,000,000 to 1,000,000,000;

     (3)  To consider and act upon a proposal to effect a possible reverse split of the Company's Common Stock;

     (4)  To  consider  and act upon a proposal to approve an  amendment  to the
          Company's 2000 Stock Option Plan;

     (5)  To consider  and act upon a proposal to ratify the  election of Singer
          Lewak   Greenbaum  &  Goldstein  LLP  as  the   Company's  independent
          auditors for Fiscal 2003; and

     (6)  To transact  any other  business  which may  properly  come before the meeting.

     Stockholders  of record  at the close of  business  on  __________  will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     All  Stockholders  are  cordially  invited to attend the meeting in person.
Whether or not you expect to attend the  meeting,  PLEASE  COMPLETE AND SIGN THE
ENCLOSED  PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED  ENVELOPE.  The giving of your proxy will not affect your right to vote in person  should you later decide to attend the meeting.

     Any  Stockholder  of record of the  Company  at the  close of  business  on
__________  may  attend.  Any  beneficial  owner  of  shares  with a  letter  of authorization from his record holder may attend the meeting.

                   By Order of the Board of Directors

                   /s/ Michael I. Froch

                   Michael I. Froch
                   SECRETARY

El Segundo, California

______________, 2003

PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT AT AN EARLY DATE IN
THE  ENCLOSED  RETURN  ENVELOPE SO THAT,  IF YOU ARE UNABLE TO ATTEND THE ANNUAL
MEETING, YOUR SHARES MAY BE VOTED.

                               AURA SYSTEMS, INC.
                               2335 Alaska Avenue
                              El Segundo, CA 90245
                                 (310) 643-5300

                                 PROXY STATEMENT

                              __________ ___, 2003

                               GENERAL INFORMATION

     This Proxy  Statement is furnished in connection  with the  solicitation of proxies  by the  Board  of  Directors  of  Aura  Systems,  Inc.  ("Aura"  or the
"Company") for the Annual Meeting of Stockholders to be held on __________, 2003 at __________ PST, at the at the Company's headquarter facilities at 2335 Alaska
Avenue,  El Segundo,  California (the "Annual Meeting") and any postponements or adjournments  thereof. Any Stockholder giving a proxy may revoke it before or at the  meeting  by  providing  a proxy  bearing a later date or by  attending  the meeting and  expressing  a desire to vote in person.  If the  enclosed  proxy is properly signed and returned,  the shares  represented  thereby will be voted at the Annual Meeting as directed by the  Stockholder on the proxy card; and, if no choice is specified, they will be voted (i) "FOR" the Directors nominated by the
Board  of  Directors,  (ii)  "FOR"  the  proposed  amendments  to the  Company's
Certificate  of  Incorporation  increasing  the number of  authorized  shares of
Common  Stock from  500,000,000  to  1,000,000,000,  (iii) "FOR" the proposal to effect a possible  reverse split of the Company's  Common Stock,  (iv) "FOR" the proposal to approve an amendment to the  Company's  2000 Stock Option Plan,  and
(v) in the discretion of the persons  acting as proxies,  for any other matters.
Your  cooperation  in promptly  returning the enclosed  proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

     Only  Stockholders  of record at the close of  business on  __________  are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding  432,272,275  shares of Common  Stock and no  Preferred  Stock.  The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to one vote for each share held. The presence at the Annual  Meeting,  either in person or by proxy, of the holders of a majority of the  shares of Common  Stock  issued,  outstanding  and  entitled  to vote is necessary to constitute a quorum for the transaction of business.

     In accordance with Delaware law,  abstentions and "broker  non-votes" (i.e.
proxies from brokers or nominees  indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as  to a  matter  with  respect  to  which  brokers  or  nominees  do  not  have discretionary  power to  vote)  will be  treated  as  present  for  purposes  of determining the presence of a quorum. For purposes of determining  approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will,  therefore,  have the same legal effect as a vote  "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is  indicated.  Therefore,  a broker non-vote will have no legal effect on any matter  requiring the affirmative vote of a plurality of the votes cast,  and will have the same legal effect as a vote
"against" any other matters presented at the meeting which require approval by a majority of the shares represented in person or by proxy at the meeting.

     In the event that sufficient votes in favor of any of the proposals are not received by the date of the Annual  Meeting,  the  persons  named as proxies may propose  one or more  adjournments  of the  Annual  Meeting  to  permit  further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock  present in person or by proxy at the Annual Meeting.  The persons named as proxies will vote in favor of such adjournment or adjournments.

     The cost of preparing,  assembling, printing and mailing the materials, the
Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting,  will be borne by the Company.  The Company will request  banks,  brokers,  dealers,  and voting  trustees  or other  nominees to forward  solicitation  materials to their customers who are beneficial owners of shares,  and will reimburse them for the  reasonable  out-of-pocket  expenses of such  solicitations.  The  original  solicitation  of  proxies  by  mail  may be supplemented  by telephone,  telegram,  personal  solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation  will be paid to such  individuals  on account of such  activities.
This Proxy Statement and the  accompanying  Notice of Annual Meeting and form of
Proxy are being mailed or delivered to Stockholders on or about  __________ ___,
2003.

PROPOSAL NO. 1

                    ELECTION OF SEVEN NOMINEES FOR DIRECTORS

THE BOARD OF  DIRECTORS OF THE COMPANY  RECOMMENDS  THAT THE  STOCKHOLDERS  VOTE
"FOR" THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

NOMINEES AND VOTING

     The  By-Laws  of the  Company  provide  for a  Board  of  seven  Directors.
Consequently,  at the Annual  Meeting,  seven Directors will be elected to serve until the next  Annual  Meeting  and until  their  successors  are  elected  and qualified. Proxies may not be voted for more than seven persons. The Company has nominated for election as Directors the seven persons named below. Each of these nominees has indicated that they are able and willing to serve as Directors.

     Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common  Stock  represented  by the proxies in favor of the election of these  nominees.  If for any  reason  any of these  nominees  will be  unable or unwilling to serve,  the shares  represented by the enclosed proxy will be voted for the  election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such  nominee  will be unable or unwilling to serve.  Directors are elected by a plurality of the votes cast.

     The Company's nominees and Directors are listed below,  together with their ages,  principal  occupations,  offices  with the Company and year in which each became a Director of the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE
"FOR" THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

     NAME                                  AGE   TITLE
     ----                                  ---   -----
     Neal Meehan.........................  61    Chairman of the Board and Chief Executive Officer
     Carl Albert.........................  60    Director, Board of Directors
     Harvey Cohen........................  69    Director, Member of Audit Committee
     Lawrence Diamant....................  61    Director, Member of Compensation Committee
     Salvador Diaz-Verson, Jr............  51    Director, Member of Compensation Committee
     John Pincavage......................  58    Director, Member of Audit Committee
     Norman Reitman......................  79    Director, Member of Audit Committee

     NEAL  MEEHAN is  Chairman  of the Board of  Directors  and Chief  Executive
Officer effective July 2002, following appointment by resolution of the Board of
Directors pursuant to the By-Laws of the Corporation.  He has been a Director of the Company and has served in this capacity  since October  2000.  Mr.  Meehan's business career spans the transportation and  telecommunications  sectors. Since
July  2002,  Mr.  Meehan  has  served  as the  Chairman  of the  Board and Chief
Executive Officer of the Company. Mr. Meehan serves in such capacities under the terms of a Consulting  Agreement between the Company and air2ground,  LLC. He is currently  Managing  Partner of  air2ground,  LLC and is  involved  in  business development  and strategic  planning for start-up and mature  companies.  He has served  as  President  and  Chief  Executive  Officer  of a number  of  airlines including New York Air, Midway Airlines, Chicago Air and Continental Express. He
has also served in various  marketing  and  operations  capacities  for American
Airlines and Continental  Airlines. In addition, he has served in various senior capacities for a number of  telecommunications  firms including  In-Flight Phone
Corp.,  Iridium LLC and Hush  Communications  USA, Inc., a firm  specializing in data  encryption.  After a tour as an officer in the United States Marine Corps,
Mr. Meehan  received his MBA from St. Johns  University.  Mr. Meehan is also the recipient  of an  honorary  Doctorate  of  Commercial  Science  from  St.  Johns
University.

     CARL ALBERT is a Director of Company and has served in this capacity  since
July 2001. From March 2002 until July 2002, Mr. Albert served as Chairman of the
Board of Directors.  Mr. Albert was,  until February 2002, a member of the Board of Directors of Fairchild Dornier  Corporation,  a privately held company in the business of manufacturing  aircraft.  Mr. Albert held a significant  interest in
Fairchild  Dornier  Corporation  from 1990, when he provided the venture capital
necessary  for  acquiring   ownership  control  of  the  company's   predecessor
corporation,  Fairchild Aircraft, until April 2000 when the majority interest in the  company  was sold.  From  1996  through  April  2000,  following  Fairchild
Aircraft's  purchase of  Daimler-Benz's  80%  interest  in  Dornier,  he was the
Chairman of the Board of Directors of Fairchild Dornier  Corporation,  its Chief
Executive Officer and the majority  stockholder.  Mr. Albert was the Chairman of the Board of Directors of Fairchild  Aircraft,  its Chief Executive  Officer and
the majority  stockholder  from 1990 through  1996.  From 1986 through  1989, he provided  venture  capital and served as the CEO or  President  of a  California based regional airline, West Wings Airlines, which operated as an American Eagle franchisee  until  acquired  by the parent of  American  Airlines  in 1988.  Mr.
Albert's business experience  includes 18 years as an attorney,  specializing in business and  corporate law in Los Angeles,  California.  He also serves and has served as a Member  of the  Board of  Directors  of a number  of  privately  and publicly held corporations, including Dr. Pepper Bottling Company of California,
K & K Properties, Ozark Airlines and Tulip Corporation.  Mr. Albert holds a B.A.
from UCLA in political science and an L.L.B. from the UCLA School of Law.

     HARVEY  COHEN is a Director of the Company and has served in this  capacity since August 1993. Mr. Cohen is President of Margate  Advisory  Group,  Inc., an
investment advisor registered with the Securities and Exchange Commission, and a management  consultant  since August  1981.  Mr.  Cohen has  consulted  with the
Company on various  operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's  securities.  From December 1979 through
July 1981,  he was  President and Chief  Operating  Officer of Silicon  Systems,
Inc., a custom  integrated  circuit  manufacturer  which made its initial public offering in February 1981 after having  raised $4 million in venture  capital in
1980.  From 1975 until 1979,  Mr. Cohen served as President and Chief  Executive
Officer of International Communication Sciences, Inc., a communications computer manufacturing  start-up company for which he raised over $7.5 million in venture capital.  From 1966 through  1975,  Mr. Cohen was  employed by  Scientific  Data
Systems, Inc. ("S.D.S."),  a computer  manufacturing and service company,  which became Xerox Data Systems,  Inc.  ("X.D.S.")  after its  acquisition by Xerox in
1969. During that time, he held several senior management  positions,  including
Vice  President-Systems  Division of S.D.S.  and Senior Vice  President-Advanced
Systems  Operating of the Business  Planning Group.  Mr. Cohen received his B.S.
(Honors) in Electrical Engineering in 1955 and an MBA from Harvard University in
1957.

     LAWRENCE  DIAMANT  is a  Director  of the  Company  and has  served in this capacity  since April 2002. He is a senior  partner of the Los Angeles based law
firm Robinson, Diamant & Wolkowitz, a professional corporation.   Mr. Diamant is
a member of the State Bar of  California  and of the  American  Bar  Association
Business Law Section  Committees on Banking Law,  Commercial  Financial Services
and Business  Bankruptcy.  He has served as a reporter for its Ethics Task Force sub-section  and  currently  serves as a  sub-committee  vice  chair on  Courts,
Jurisdiction, Venue and Administration.  Mr. Diamant has also served as Chairman of the Los Angeles County Bar Association  Executive Committee on Commercial Law
and Bankruptcy and is a member of the Financial Lawyers Conference.  Mr. Diamant is a graduate from UCLA School of Law.

     SALVADOR  DIAZ-VERSON,  JR., is a Director of the Company and has served in this capacity since  September 1997. Mr.  Diaz-Verson is the founder,  and since
1991 has been the Chairman and President,  of Diaz-Verson  Capital  Investments,
Inc.,  an  Investment  Adviser  registered  with  the  Securities  and  Exchange
Commission.  Mr.  Diaz-Verson  is  currently  the  Chairman  of United  Americas
Bankshares.  Mr.  Diaz-Verson has served as President and Member of the Board of
Directors  of American  Family  Corporation  ("AFLCAC  Inc."),  a publicly  held insurance holding company,  from 1979 until 1991. Mr. Diaz-Verson also served as
Executive Vice President and Chief  Investment  Officer of American  Family Life
Assurance  Company,  subsidiary  of AFLCAC  Inc.,  from 1976 through  1991.  Mr.
Diaz-Verson  is a graduate  of  Florida  State  University.  He is  currently  a
Director of the Board of Miramar Securities, Clemente Capital Inc., Regions Bank
of Georgia and The Philippine Strategic Investment Holding Limited.  Since 1992,
Mr.  Diaz-Verson  has  also  been a  member  of the  Board  of  Trustees  of the
Christopher Columbus Fellowship  Foundation,  appointed by President George Bush in 1992, and re-appointed by President Clinton in early 2000.

     JOHN PINCAVAGE is a Director of the Company and has served in this capacity since March 2002. Mr. Pincavage is a Chartered Financial Analyst with many years of experience  on Wall Street.  Since 2001, he has been employed as a Registered
Representative   by  C. L. Glazer  &  Co., a   NASD-member   firm in  Greenwich,
Connecticut.  Since 1999,  he has been the  President  and founder of  Pincavage
& Associates, LLC, a consulting and financial  advisory  firm  for  the aviation industry.  From 1995 to 1999, he was an Executive Director in equity research at
Warburg Dillon Read,  LLC, a Partner and Director at the  Transportation  Group,
LLC heading  research  efforts  from 1989 to 1995,  Executive  Vice  President -
Research at Paine Webber  Incorporated  from 1975 to 1989,  and Vice President -
Research at Blyth Eastman Dillon from 1971 to 1975. Mr. Pincavage is a member of the New York Society of  Securities  Analysts and has served on numerous  boards including  the Board of  Directors of the Virginia  Engineering  Foundation.  He
holds a Bachelor of Aerospace  Engineering  and an MBA, both from  University of
Virginia.

     NORMAN REITMAN is a Director of the Company and has served in this capacity since March 2000. He previously served as a Director of the Company from January
1989 to September  1998.  Mr.  Reitman  obtained  his B.B.A.  degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc.,  insurance auditors,  where he served from 1979 until June 1990.  Mr.  Reitman was a senior  partner in Norman Reitman
Co., a public  accounting  firm,  where he served from 1952  through  1979.  Mr.
Reitman  served on the Board of Directors  and was a Vice  President of American
Family Life Assurance Co., a publicly held  insurance  company,  from 1966 until
April 1991.

MANAGEMENT

     Information  concerning the executive officers of the Company during Fiscal
2002 is included in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2002. Listed below are the current executive  officers of the
Company who are not  Directors or nominees,  their ages,  titles and  background information. Executive officers serve at the discretion of the Board.

     NAME                                  AGE   POSITION
     Neal Meehan.........................  61    Chairman of the Board of Directors and Chief Executive Officer
     Michael Froch.......................  41    Sr. Vice President, General Counsel and Secretary,
                                                 Government and International Affairs
     Craig Lipus.........................  47    Vice President - Sales and Marketing
     Jacob Mail..........................  51    Sr. Vice President - AuraGen(R) Operations
     David Rescino.......................  44    Sr. Vice President - Finance and Chief Financial Officer

     NEAL  MEEHAN is  Chairman  of the Board of  Directors  and Chief  Executive
Officer effective July 2002, following appointment by resolution of the Board of
Directors pursuant to the By-Laws of the Corporation.  He has been a Director of the Company and has served in this capacity  since October  2000.  Mr.  Meehan's business career spans the transportation and  telecommunications  sectors. Since
July  2002,  Mr.  Meehan  has  served  as the  Chairman  of the  Board and Chief
Executive Officer of the Company. Mr. Meehan serves in such capacities under the terms of a Consulting  Agreement between the Company and air2ground,  LLC. He is currently  Managing  Partner of  air2ground,  LLC and is  involved  in  business development  and strategic  planning for start-up and mature  companies.  He has served  as  President  and  Chief  Executive  Officer  of a number  of  airlines including New York Air, Midway Airlines, Chicago Air and Continental Express. He
has also served in various  marketing  and  operations  capacities  for American
Airlines and Continental  Airlines. In addition, he has served in various senior capacities for a number of  telecommunications  firms including  In-Flight Phone
Corp.,  Iridium LLC and Hush  Communications  USA, Inc., a firm  specializing in data  encryption.  After a tour as an officer in the United States Marine Corps,
Mr. Meehan  received his MBA from St. Johns  University.  Mr. Meehan is also the recipient  of an  honorary  Doctorate  of  Commercial  Science  from  St.  Johns
University.

     MICHAEL FROCH is Senior Vice  President,  General  Counsel and Secretary of
the Company and has served as General  Counsel since March 1997 and as Secretary since July 1997.  Since August 2002, in addition to his role as General  Counsel and Secretary, he has served as the Company's Senior Vice President,  Government and  International  Affairs.  He is also in  charge  of  company  administrative affairs  and  leads  a newly  formed  Strategic  Business  Alliance  Task  Force reporting to the senior management team and the Chairman.  He joined the Company in 1994 as its corporate counsel.  From 1991 through 1994, Mr. Froch was engaged in private law practice in  California.  Mr. Froch is admitted to the California and District of Columbia  bars.  He received his Juris Doctor  degree from Santa
Clara University  School of Law in 1989, during which time he served as Judicial
Extern to the Honorable  Spencer M. Williams,  United States  District Judge for
the  Northern  District  of  California.  He received  his A.B.  degree from the
University of California at Berkeley in 1984,  serving from 1982 through 1983 as
Congressional Intern and Staff Assistant to the Honorable Tom Lantos,  Member of
Congress,  presently  the  Ranking  Member  of the  Committee  on  International
Relations of the United States House of Representatives.

     CRAIG LIPUS is Vice  President - Sales and Marketing and has served in this capacity  since June 2002.  From 1993 through  2001,  Mr. Lipus was the Business
Unit Manager and Director of Sales for Interlink Electronics,  a publicly traded corporation in the wireless  communication and technologies  business located in
Camarillo,  California. At Interlink, Mr. Lipus was responsible for both branded and OEM products, and executing the sales and marketing strategy. Prior to 1993, from 1983  through  1993,  he held various  positions  at Polaroid  Corporation, including  Western Regional Sales Manager,  Electronic  Imaging,  District Sales
Manager, and Marketing  Representative,  Professional Products Group. Throughout
his career to date,  Mr.  Lipus has managed  various  sales  organizations  that marketed a full line of product solutions  through diverse channels.  He holds a
B.A. in Marketing from California State University, Fullerton, California.

     JACOB MAIL is Senior Vice President - AuraGen(R)  Operations and has served in this capacity since 1995. While at Aura, Mr. Mail has identified,  negotiated and  contracted  all  the  supply  chain  arrangements  for the  AuraGen(R).  In addition,  Mr.  Mail  implemented  programs  to monitor  and  project  needs for production  schedules and provide full traceability of all components.  Mr. Mail is  responsible  for the  implementation  of the  "Call  Home"  programs,  which provides the Company with a user  database for every  AuraGen(R)  installed in a vehicle.  In addition to the manufacturing and  infrastructure  implementations,
Mr. Mail is also  responsible for all engineering  and vehicle  integration,  as well as customer  service and training.  Prior to joining the Company,  Mr. Mail served over 20 years at Israeli Aircraft  Industries.  He holds a B.S. degree in
Mechanical Engineering from the Technion and a Master degree from the University of Tel Aviv.

     DAVID  RESCINO  is Senior  Vice  President  - Finance  and Chief  Financial
Officer of the Company and has served in this capacity since November 2002. From
2001 to 2002, Mr.  Rescino was the Vice President - Finance and Chief  Financial
Officer of Vanguard Airlines, Inc. ("Vanguard"). Mr. Rescino has some continuing responsibilities  with  Vanguard,  including  his November 2002  appointment  to
Vanguard's  Board of Directors.  From 1999 to 2001,  Mr. Rescino was an aviation consultant in Dallas,  Texas. From 1995 to 1999, Mr. Rescino was Chief Financial
Officer of Aspen Mountain Air/Lone Star Airlines. In addition to prior financial management  positions  in the  transportation  sector,  Mr.  Rescino has several years'  experience in public  accounting.  He holds a B.S. degree in Accountancy from the University of Illinois - Urbana.

     CHANGE IN MANAGEMENT

     In  December  2001,  the Company  and six former  members of the  Company's senior management,  including Zvi Kurtzman,  the former Chief Executive Officer,
Gerald  Papazian,  the former  President  and  Steven  Veen,  the  former  Chief
Financial  Officer,  entered into  agreements  providing for the  termination of their employment with the Company effective February 28, 2002.

     Effective  March 2002, the Company  retained Joshua Hauser as the Company's
President and Chief Executive  Officer and Steven Burdick as the Company's Chief
Financial  Officer.  Craig  Lipus,  the  Company's  Vice  President  - Sales and
Marketing,  joined  the  Company  in June  2002,  filling a vacancy  created  in
December 2001. In July 2002, Carl Albert stepped down as Chairman,  remaining on the Board,  and Neal Meehan was appointed  Chairman to fill the vacancy pursuant to the Company's By-Laws.  Thereafter, Mr. Hauser's employment relationship with the Company ended and Mr.  Meehan was  appointed  Chief  Executive  Officer.  In
October 2002, Mr.  Burdick's  employment  relationship  with the Company ceased, with David Rescino  becoming the Chief  Financial  Officer,  effective  November
2002.

     FAMILY RELATIONSHIPS

     None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information  regarding the Company's
Common  Stock owned as of  November  30, 2002 (i) by each person who is known by
Aura  to be  the  beneficial  owner  of  more  than  five  percent  (5%)  of its outstanding  Common  Stock,  (ii) by each of the  Company's  Directors and those executive  officers named in the Summary  Compensation  Table,  and (iii) by all
Directors and executive officers as a group:

                                                                                NUMBER OF SHARES OF    PERCENT OF COMMON
     BENEFICIAL OWNER                                                              COMMON STOCK              STOCK
     ----------------                                                           -------------------    -----------------
     Gardner Lewis Asset Management L.P. (1)....................................   23,212,336                 5.37%
     ICM Asset Management Inc. (2)..............................................   23,499,933                 5.44%
     James M. Simmons (3) ......................................................   24,980,042                 5.78%
     Harvey Cohen (4) ..........................................................      958,287                     *
     Lawrence A. Diamant (5) ...................................................    1,019,727                     *
     Salvador Diaz-Verson, Jr. (6) .............................................    2,595,128                     *
     Norman Reitman (7) ........................................................      867,142                     *
     Neal Meehan (8) ...........................................................    3,610,625                     *
     Carl Albert (9)............................................................    4,970,893                 1.04%
     John Pincavage (10) .......................................................      250,000                     *
     Zvi Kurtzman (11) .........................................................   10,404,592                 2.19%
     Cipora Kurtzman Lavut (12)(16).............................................    4,351,009                     *
     Gerald Papazian (13)(16) ..................................................    2,315,262                     *
     Arthur Schwartz (14)(16) ..................................................    5,122,228                 1.08%
     Steven Veen (15)(16) ......................................................    2,593,947                     *
     All current executive officers and Directors as a group
         (14 persons) ..........................................................   18,350,468              ___3.84%

* Less than 1% of outstanding shares.

(1)  Based upon information contained in Schedule 13G/A dated February 14, 2002, as  filed  with the SEC by  Gardner  Lewis  Asset  Management  Inc.  Of the
     23,212,336  shares   beneficially   owned  by  this  person,  it  has  sole
     dispositive  power with respect to all of these  shares,  sole voting power with respect to 22,345,736  shares, and shared voting power with respect to
     338,700 shares.
(2)  Based upon  information  contained in Schedule 13G dated February 14, 2002, as filed with the SEC by ICM Asset  Management,  Inc. ICM Asset Management,
     Inc. is a registered  investment  advisor  whose  clients have the right to receive  or the power to direct  the  receipt  of  dividends  from,  or the proceeds  from the sale of, the stock.  Such person has neither sole voting nor sole  dispositive  power with respect to any of the  23,499,933  shares reported as being beneficially owned. Of the 23,499,933 shares beneficially owned by ICM Asset  Management,  Inc. it has shared  dispositive power with respect to all of these  shares,  and shared  voting  power with respect to
     22,562,390  shares.  James  M.  Simmons  is  the  President  of  ICM  Asset
     Management,  Inc, and is also the beneficial  owner of these shares in such capacity.  Accordingly,  these  shares  are  also  included  in the  shares reflected as being beneficially owned by James M. Simmons.
(3)  Based upon  information  contained in Schedule 13G dated February 14, 2002, as  filed  with  the  SEC by  James  M.  Simmons.  Included  in the  shares beneficially  owned by Mr.  Simmons are  23,499,933  shares  shown as being beneficially owned by ICM Asset Management,  Inc., a registered  investment advisor  whose clients have the right to receive or the power to direct the receipt of dividends  from,  or the  proceeds  from the sale of, the stock.
     James M.  Simmons is the  President  of ICM Asset  Management,  Inc, and is
     therefore also the beneficial  owner of these shares in such capacity.  Mr.
     Simmons has neither sole voting nor sole dispositive  power with respect to any of the 24,980,042 shares reported as being  beneficially  owned by him.
     Of the 24,980,042 shares  beneficially owned by Mr. Simmons,  he has shared dispositive  power with respect to all of these  shares,  and shared voting power with respect to 24,042,499 shares.
(4)  Includes 31,250 shares  beneficially owned, and 755,000 shares which may be purchased pursuant to options within 60 days of November 30, 2002.
(5)  Includes 340,989 shares which are held by the firm Robinson,  Diamant &
     Wolkowitz  where Mr. Diamant is a senior  partner.  Mr.  Diamant  disclaims beneficial ownership of these shares.  Includes 250,000 shares which may be purchased pursuant to options within 60 days of November 30, 2002.
(6)  Includes  680,000  shares  which  may  be  purchased  pursuant  to  options exercisable within 60 days of November 30, 2002.
(7)  Includes  625,000  shares  which  may  be  purchased  pursuant  to  options exercisable  within 60 days of November 30, 2002 and 12,500 shares owned by
     Mr.  Reitman's  wife, as to which 12,500 shares he disclaims any beneficial ownership.
(8)  Includes  3,466,875  shares which may be purchased  pursuant to options and warrants exercisable within 60 days of November 30, 2002.
(9)  Includes  3,250,000  shares which may be purchased  pursuant to options and warrants exercisable within 60 days of November 30, 2002.
(10) Includes  250,000  shares  which may be  purchased  pursuant to options and warrants exercisable within 60 days of November 30, 2002.
(11) Includes  175,000  shares  beneficially  owned  which are held of record by
     Advanced  Integrated  Systems,  Inc.,  and  7,567,917  shares  which may be purchased pursuant to options within 60 days of November 30, 2002.
(12) Includes  2,872,083  shares  which may be  purchased  pursuant  to  options exercisable within 60 days of November 30, 2002.
(13) Includes  1,870,583  shares  which may be  purchased  pursuant  to  options exercisable within 60 days of November 30, 2002.
(14) Includes  175,000  shares  beneficially  owned  which are held of record by
     Advanced  Integrated  Systems,  Inc., 74,000 shares owned by Mr. Schwartz's children,  to  which  Mr.  Schwartz  disclaims  beneficial  ownership,  and
     2,934,583 shares which may be purchased  pursuant to options within 60 days of November 30, 2002.
(15) Includes  20,000  shares owned by Mr.  Veen's  children,  to which Mr. Veen disclaims beneficial ownership, and 2,038,333 shares which may be purchased pursuant to options within 60 days of November 30, 2002.
(16) These individuals are no longer officers or employees of the Company.

The mailing address for Gardner Lewis Asset  Management,  L.P. is 285 Wilmington
West Chester Pike, Chadds Ford, PA 19317.

The mailing  address for ICM Asset  Management,  Inc. and James M. Simmons is W.
601 Main Avenue, Suite 600, Spokane, WA 99201.

The  mailing  address  for the others is c/o Aura  Systems,  Inc.,  2335  Alaska
Avenue, El Segundo, CA 90245.

     BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Aura's Board of Directors held nine meetings during the year ended February
28, 2002.  Each Director whose term is expected to continue,  attended more than
75% of the Board meetings  during Fiscal 2002.  During the last fiscal year, the
Company did not maintain a nominating committee.  Since August 1993, the Company has maintained a Compensation  Committee  which  presently  consists of Salvador
Diaz-Verson,  Jr. and Lawrence Diamant. The Compensation  Committee met not less than four times  during  Fiscal  2002.  Since  January  1989,  the  Company  has
maintained an Audit Committee which presently  consists of Harvey Cohen,  Norman
Reitman and John  Pincavage.  The Audit  Committee  approves the  selection  and engagement of independent  accountants  and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services  performed.  The Audit  Committee met not less than four times during the fiscal year ended February 28, 2002.

     Effective  Fiscal 2002, each  non-employee  Director is entitled to receive
100,000  stock  options per year for serving as a  Director,  and an  additional
25,000  stock  options  per year for  each  Director  who  serves  on the  Audit
Committee.  Effective  Fiscal  2002,  new  Directors  are entitled to receive an initial  membership  grant of 250,000 stock options.  The above options vest six months plus one day from the date of grant and the  exercise  price is set at or above market as of the date of grant.

                             EXECUTIVE COMPENSATION

     CASH COMPENSATION FOR EXECUTIVES

     The following table summarizes all compensation paid to the Company's Chief
Executive Officer, and to the four most highly compensated executive officers of the Company  other than the Chief  Executive  Officer  whose total  compensation exceeded  $100,000  during the fiscal year ended February 28, 2002.  Each of the individuals  named in the table ceased to be  executive  officers as of February
28, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL                  LONG-TERM               ALL OTHER
     NAME AND PRINCIPAL POSITION               YEAR         COMPENSATION(1)         COMPENSATION AWARDS       COMPENSATION(2)
     ---------------------------               ----         ---------------         -------------------       ---------------

                                                                SALARY                  OPTIONS/SARS
                                                                ------                  ------------
     Zvi (Harry) Kurtzman (1)                  2002            $385,000                  7,718,750                   $0
     Chief Executive Officer                   2001             385,000                  4,500,000                    0
                                               2000             386,232                      0                        0

     Gerald S. Papazian (1)                    2002            $210,000                  2,268,750                   $0
     President and Chief Operating             2001             210,000                  1,000,000                2,029
     Officer                                   2000             217,777                      0                        0

     Arthur J. Schwartz (1)                    2002            $205,000                  4,143,750                   $0
     Executive Vice President                  2001             205,000                  1,000,000                    0
                                               2000             210,192                      0                        0

     Steven C. Veen (1)                        2002            $200,000                  2,175,000                   $0
     Senior Vice President and                 2001             200,000                  1,000,000                2,100
     Chief Financial Officer                   2000             205,469                      0                        0

     Cipora Kurtzman Lavut (1)                 2002            $195,000                  3,956,250                   $0
     Senior Vice President                     2001             195,000                  1,000,000                    0
                                               2000             203,942                      0                        0

(1) The amounts shown are the amounts actually paid to the named officers during the  respective  fiscal  years.  Because  of the timing of the  payments,  these amounts do not always  represent the actual salary  accrued for each  individual during  the  period.  The actual  salary  rate for these  individuals  which was accrued during the fiscal year ended February 2002, 2001 and 2000, respectively, were as follows: Zvi (Harry) Kurtzman - $385,000,  $385,000, $385,000; Gerald S.
Papazian  -  $210,000,  $210,000,  $210,000;  Arthur  J.  Schwartz  -  $205,000,
$205,000,  $205,000;  Steven  C. Veen -  $200,000,  $200,000,  $200,000;  Cipora
Kurtzman  Lavut - $195,000,  $195,000,  $195,000.  Of the  compensation  paid in fiscal 2001, $100,427,  $53,140,  $50,254, $35,301, $38,027 was paid in the form
of  315,361,  166,869,  157,807,  110,851,  119,414  shares,  respectively,   of
restricted  Common  Stock of the  Company to Mr.  Kurtzman,  Mr.  Papazian,  Mr.

Schwartz,  Mr. Veen and Ms. Kurtzman Lavut,  respectively.  Of the  compensation paid in fiscal 2000, $144,561, $34,781, $78,201, $44,918 and $58,520 was paid in
the  form  of  535,413,   128,818,   289,632,   166,363,   and  216,742  shares,
respectively,  of restricted Common Stock of the Company,  valued as of the date of issuance,  to Mr.  Kurtzman,  Mr. Papazian,  Mr.  Schwartz,  Mr. Veen and Ms.
Kurtzman Lavut, respectively.

(2) Such compensation  consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employee Retirement Savings
Plan during the fiscal year ended February 28, 2002.

No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 28, 2002, February 28, 2001, and February
29, 2000.  Effective  Fiscal  2002,  each  non-employee  Director is entitled to receive  100,000  stock  options  per year for  serving  as a  Director,  and an additional  25,000  stock  options per year for each  Director who serves on the
Audit Committee. Effective Fiscal 2002, new Directors are entitled to receive an initial  membership  grant of 250,000 stock options.  The above options vest six months plus one day from the date of grant and the  exercise  price is set at or above market as of the date of grant.

     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table summarizes certain information  regarding option grants to purchase Common Stock of the Company to the Chief Executive Officer and those other  executive  officers named in the Summary  Compensation  Table (the "Named
Executive Officers").

                    OPTIONS / SAR GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
     ----------------------------- ------------------------------------------- ------------- -------------------------
                                     Number of        % of                                          Potential
                                    Securities       Total                                     Realizable Value at
                                      Under-        Options/                                      Assumed Annual
                                       lying          SARs                                     Rates of Stock Price
                                     Options/      Granted to      Exercise                        Appreciation
                                       SARs        Employees       Or Base                       For Option Term*
                                      Granted      In fiscal        Price       Expiration
     Name                               (#)           Year          ($/Sh)         Date        5% ($)      10% ($)
     ----------------------------- -------------- -------------- ------------- ------------- ----------- -------------
     Zvi (Harry) Kurtzman            7,718,750       36.8%           0.55        12/21/11       385,938     3,164,687
     Gerald Papazian                 2,268,750       10.8%           0.55        12/21/11       113,438     1,043,625
     Arthur J. Schwartz              4,143,750       19.8%           0.55        12/21/11       207,188     1,698,938
     Steven C. Veen                  2,175,000       10.4%           0.55        12/21/11       108,750       891,750
     Cipora Kurtzman Lavut           3,956,250       18.9%           0.55        12/21/11       197,813     1,622,063

     The following table summarizes certain information regarding the number and value of all options to purchase  Common  Stock of the Company held by the Chief
Executive  Officer  and those  other  executive  officers  named in the  Summary
Compensation Table.

              AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION / SAR VALUES

                                         Number of Unexercised                        Value of Unexercised
                                         Options/SARs at Fiscal                       In-the-Money Options/
     Name                                        Year End                          SARs at Fiscal Year End*
     ----                                ----------------------------              ------------------------
                                      Exercisable          Unexercisable        Exercisable           Unexercisable
                                      -----------          -------------        -----------           -------------
     Zvi (Harry) Kurtzman              6,734,583            6,804,167           $   180,000           $      90,000
     Gerald S. Papazian                1,653,917            1,840,833           $    40,000           $      20,000
     Arthur J. Schwartz                2,717,917            3,170,833           $    40,000           $      20,000
     Steven C. Veen                    1,821,670            1,778,333           $    40,000           $      20,000
     Cipora Kurtzman Lavut             2,655,417            3,045,833           $    40,000           $      20,000

     * Based on the average high and low reported prices of the Company's Common
       Stock on the last day of the fiscal year ended February 28, 2002.

     No options were exercised by the above  individuals  during the fiscal year ended February 28, 2002.

     COMPENSATION COMMITTEE REPORT

     The  Company   maintains  a  Compensation   Committee  (the   "Committee"),
consisting entirely of outside,  disinterested,  Directors who are not employees or former employees of the Company.  The Committee  recommends  salary practices for  executive  officers of the Company,  with all  compensation  determinations ultimately made by a majority of the outside, disinterested Directors.

     COMPENSATION PHILOSOPHY

     The Company's  policy in  compensating  executive  officers is to establish methods  and levels of  compensation  that will  provide  strong  incentives  to promote  the  profitability  and  growth  of the  Company  and  reward  superior performance.  Compensation  of  executive  officers  includes  salary as well as stock-based programs.  The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance.  The
Company places special  emphasis on equity-based  compensation,  particularly in the form of options.  This  approach  also serves to match the  interests of the executive  officers with the interest of the Stockholders.  The Company seeks to reward  achievement of long and short-term  performance goals which are measured by a  number  of  factors,  including  improvements  in  revenue  and  achieving profitability.

     Included  in  the  factors  considered  by the  Committee  in  setting  the compensation  of the  Company's  Chief  Executive  Officer are the growth in the
Company's  commercial sales, the development of commercial  applications for the
Company's technology, and the effective allocation of capital resources.

     TERMINATION OF CERTAIN EMPLOYMENT CONTRACTS

     The Company offers  employment  contracts to key executives only when it is in the best interest of the Company and its  stockholders  to attract and retain such key  executives  and to ensure  continuity  and  stability  of  management.
Effective as of March 1998, the Company entered into  employment  agreements and severance agreements with Messrs.  Kurtzman,  Schwartz,  Papazian,  Veen, Froch,
Kaufman,  and Ms.  Kurtzman  Lavut and entered into  severance  agreements  with
Messrs.  Goldstein,  Mail, and Stuart.  The Committee reviewed and approved such agreements  unanimously after consulting with a nationally  recognized  employee benefits firm and  determining  that such  agreements were necessary in order to retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The  employment  agreements  with  Mr.  Kurtzman  and the  Named  Executive
Officers  had an initial term of three  years.  The term would be  automatically extended  for  one  year  on  each  anniversary  of the  effective  date  of the employment agreement unless either party gave prior notice of termination of the agreement.  Upon the death or disability of these  executives,  their employment agreements  provided for a lump sum payment  equal to one year's  salary and the immediate  vesting  of stock  based  compensation  awards.  In the  event of the executive's termination for cause, the terminated executive was entitled only to compensation  accrued  through the date of  termination.  If the  executive  was terminated  by the Company  other than by reason of death,  disability or cause, the  terminated  executive  would be entitled to  continued  payment of the base salary through the end of the stated term together with an annual bonus for each of the  remaining  years  under the  employment  agreement  equal to the highest annual  bonus  amount  received by the  terminated  executive in the three years preceding  termination  and the  immediate  vesting of stock based  compensation awards.

     Pursuant to severance  agreements entered into effective March 1998 between the Company and key  executives of the Company,  including Mr.  Kurtzman and the
Named Executive Officers,  these individuals were entitled to certain additional benefits,  which would  become  effective at such time as there was a "change in control"  of the  Company,  as  defined  in the  severance  agreements.  If such executive's  employment was terminated  following a change in control other than by reason of death,  disability or by the executive without "good reason", or if following a change in control the executive  elected to terminate his employment on the one year  anniversary  following  a change in  control,  the  terminating executive would be entitled to specified  severance  payments in lieu of salary, bonus and other  compensation which would otherwise accrue to the executive upon termination of the employment agreement.  Specifically, the severance agreements provided that, for Messrs.  Kurtzman and Schwartz and Ms. Kurtzman Lavut, a lump sum severance payment would be due upon termination in the amount of three times the sum of the  terminated  executive's  base  salary  then in  effect  plus the
highest  annual  bonus  earned  in  the  three  years   preceding  the  date  of
termination;  and in the case of Messrs. Veen and Papazian,  1.5 times such base salary and bonus.  The severance  agreements  also provided for the  accelerated vesting of stock based awards and the  continuation of life and health insurance benefits following the date of termination for 36 months.

     In March  2000,  Mr.  Kurtzman  proposed  to the  Board of  Directors  that consideration be given to restructuring  employment and severance  agreements to allow the Company the flexibility to implement an orderly management transition, if and when deemed  advisable  by the Board.  Certain  members of the  Company's senior management believed that at some time in the future, as market acceptance of the AuraGen(R) accelerated and manufacturing operations expanded, it might be desirable to replace all or part of the senior  members of the  management  team with  individuals  having focused  experience in large scale  manufacturing  and sales operation.

     Subsequently,  the Company's  Board of Directors  entered into  discussions with certain members of senior management with a view towards  restructuring the employment  and  severance  agreements.  The  Board of  Directors,  through  its
Compensation Committee,  retained independent outside consultants to formulate a proposal  whereby the existing  employment and severance  agreements with senior management  would  be  modified  to  allow  for the  possibility  of an  orderly management transition in the future if and when deemed advisable by the Board.

     In December 2001, following deliberations by the Compensation Committee and the Board of Directors in consultation  with  independent  consultants and after concluding  discussions  with the affected  members of the  management  team the
Company entered into  separation  agreements  with Messrs.  Kurtzman,  Papazian,
Schwartz,  Kaufman and Veen and Ms. Kurtzman Lavut,  terminating  their existing employment  contracts and restructuring  their severance  benefits.  Pursuant to these  separation  agreements,  these  individuals  terminated  their employment relationship  with the Company  effective  February 28, 2002. Under the terms of the separation  agreements,  the departing officers  relinquished their right to any multi-year cash severance benefits in exchange for a one time grant of stock options and warrants exercisable at a price of $.55 per share, which vest over a period of 18 months from the termination of employment.  The aggregate number of shares  underlying  the  options and  warrants  issued  under  these  separation agreements  is  22,218,750.  The  number of stock  options  for each  person was determined based on the underlying  total  compensation due to the employee upon termination under each person's existing employment agreement, multiplied by two and divided by $0.32 per share. Each of the officers has agreed to continue as a consultant  to the  Company  for a period  of one  year at 85% of  their  former compensation.  In  addition,  each  executive  is entitled to receive  continued
medical benefits for three years following termination of employment.

     SECTION 162(m) POLICY

     Section 162(m) of the Internal Revenue Code of 1986, as amended,  generally provides  that  publicly  held  companies  may not deduct  compensation  paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However,  pursuant to regulations issued by the
Treasury  Department,  certain  limited  exemptions to Section 162(m) apply with respect to "qualified  performance-based  compensation" and to compensation paid in certain  circumstances  by companies in the first few years  following  their initial  public  offering of stock.  The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers,  and the Company will continue to monitor the  applicability of Section 162(m) to its ongoing compensation arrangements.

     To date,  no executive  officer has received  compensation  in excess of $1 million in any year. The Company has recently  learned,  however,  that its 2000
Stock Option Plan does not contain the provisions necessary to allow for options to qualify for  exemption.  The proposed  Amended and Restated 2000 Stock Option
Plan does contain such provisions.

                                COMMITTEE MEMBERS
                                -----------------

                Salvador Diaz-Verson, Jr. and Lawrence A. Diamant

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The  Compensation  Committee  for the fiscal year ended  February  28, 2002 comprised Salvador Diaz-Verson,  Jr., Stephen A. Talesnick, and Harry Haisfield.
Decisions regarding compensation of executive officers for the fiscal year ended
February 28, 2002 were made unanimously by the outside,  disinterested Directors of the Board of Directors,  after reviewing  recommendations of the Compensation
Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     RELATED PARTY TRANSACTIONS

     In the third quarter of Fiscal 2002, the Company  entered into a short-term loan  agreement  with  Carl  Albert,  a member of the  Board of  Directors,  for
$250,000,  bearing  interest  at a rate  of 10%.  The  note,  including  accrued interest of $2,500,  was repaid within the third quarter.  In the fourth quarter of Fiscal 2002, the Company  entered into a short-term  loan agreement with Carl
Albert for another $250,000,  bearing interest at a rate of 10%. The note, which is included in current notes payable at February 28, 2002, and accrued  interest of $4,400, was repaid in March 2002. The Company incurred  approximately $15,000 in legal fees to Mr. Albert's counsel pursuant to the loan agreements.

     In May 2002,  Mr. Albert  acquired  500,000 shares of Common Stock from the
Company for $100,000 in connection with a private  placement by the Company to a number of third party investors.

     During  Fiscal  2002,  the law  firm of  Robinson,  Diamant  and  Wolkowitz received $50,000 and 483,846 shares of Aura Common Stock valued at approximately
$159,000  in  consideration  of  legal  services  rendered  by the firm to Aura.
Lawrence  Diamant,  a Director of the Company,  is a member of this law firm. In
July 2002, Mr. Diamant  acquired  50,000 shares of Common Stock from the Company for $10,000 in connection with a private placement by the Company to a number of third party investors.

     As more fully  described in the  Company's  8-K filed on December 13, 2002, the Company  consummated  the initial  closing  under an Agreement  for Sale and
Leaseback on December 1, 2002 with a group of  individuals,  (the  "Purchasers")
pursuant  to which the  Company  agreed  to sell its Aura  Realty,  Inc.  ("Aura
Realty")  subsidiary  to  Purchasers  and enter into a new 10-year  lease of the properties  owned by Aura Realty.  Aura Realty was a wholly-owned  subsidiary of the  Company  whose sole assets  consist of certain  real  properties  currently occupied by the Company as its headquarter facilities in El Segundo, California.
Of the  sixteen  Purchasers,  five are  current  consultants  to the Company and members of the Company's former management who separated from the Company at the end of  February  2002 (the  "Consultants").  A fee of  $50,000  was paid by the
Company to the  Consultants in connection  with the Agreement.  The Company also paid to the  Consultants  approximately  $135,000  from the funds it received at closing  representing a portion of unpaid  consulting fees  contractually due to the Consultants at December 1, 2002.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section  16(a) of the  Securities  Exchange  Act of 1934,  as amended  (the
"Exchange Act"),  requires the Company's officers and Directors,  and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.
reports of ownership  and changes in ownership  of the Common  Stock.  Copies of such reports are  required to be  furnished to the Company.  Based solely on its review of the  copies of such  reports  furnished  to the  Company,  or  written representations that no reports were required, the Company believes that for the fiscal year ended February 28, 2002, all filing  requirements  applicable to its officers,  directors,  and ten percent  beneficial  owners were satisfied except that Messrs.  Cohen and Mr. Diaz-Verson did not timely file a single Form 5 with two transaction acquisitions reported.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return of the
Company with the cumulative total return on the NASDAQ Stock Market Index (U.S.)
and the S&P  Industrial Index+. The Comparisons in the graph are required by the
Securities  and  Exchange  Commission  and are not  intended  to  forecast or be indicative of possible future performance of the Company's Common Stock.

COMPARISON   OF  FIVE  YEAR   CUMULATIVE   TOTAL  RETURN*  AMONG  AURA  SYSTEMS,
INCORPORATED,  THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE S & P INDUSTRIAL
INDEX

                  *$100 INVESTED ON 2/28/97 IN STOCK OR INDEX-
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                         FISCAL YEAR ENDING FEBRUARY 28

                             CUMULATIVE TOTAL RETURN

------------------------------------------------------------------------------------------------------------------------------------
                                                   1997          1998          1999         2000            2001            2002
                                                   ----          ----          ----         ----            ----            ----
Aura Systems, Inc.      Return %                                16.30        -84.00       -31.58           36.36          -17.78
                        Cum $                   $100.00       $116.30        $18.61       $12.73          $17.36          $14.27

S&P INDUSTRIALS         Return %                                34.56         23.21        17.39          -15.99           -8.95
                        Cum $                   $100.00       $134.56       $165.79      $194.62         $163.50         $148.88

NASDAQ US               Return %                                36.64         30.24       104.32          -54.45          -18.85
                        Cum $                   $100.00       $136.64       $177.96      $363.60         $165.62         $134.40
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+ In 2001,  the  S&P  Technology  Index  was divided into individual  technology sectors which do not match the Company's  business area. As a result, on a going forward basis comparisons will be made versus the Industrial Index which is more indicative of the Company's business.

PROPOSAL NO. 2
        PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
    TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
THE BOARD OF DIRECTORS  RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED
AMENDMENT TO THE COMPANY'S  CERTIFICATE OF  INCORPORATION TO INCREASE THE NUMBER
OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

     On December 10, 2002, the Board of Directors adopted resolutions  approving an amendment  to the  Company's  Certificate  of  Incorporation  to increase the number of shares of Common  Stock,  $.005 par value per  share,  authorized  for issuance from 500,000,000 to 1,000,000,000 (the "Common Stock  Amendment"),  and
directing  that the Amendment be presented to the  Stockholders  for approval at the Company's Annual Meeting.

     As of December 10, 2002, approximately  432,272,225 shares of the Company's
Common Stock were outstanding.  Accordingly,  after including shares,  including options and warrants,  reserved for future  issuance,  no shares of Common Stock are  available  for  issuance  and the Company is not able to fulfill all of its current  obligations for shares reserved for future issuance.  Additional shares of Common Stock beyond the amount  currently  authorized will be required by the
Company in the near future for the following reasons:

     o    The Company will be impeded in its ability to raise needed  capital to sustain  and  expand  its  operations  if it does not have  additional authorized shares of Common Stock available for issuance.

     o    The  Company  will be  impeded in its  ability  to  attract  and build strategic  relationships  if it does  not have  additional  authorized shares of Common Stock available for issuance.

     o    The  availability  of proceeds  from future sales of Common Stock will allow the Company the flexibility to reduce existing debt.

     o    Additional  authorized shares of Common Stock will be required to make full use of the 2000 Stock  Option  Plan,  which the Company  believes will be necessary to attract, retain and motivate qualified personnel.

     For these reasons, Management believes it is both necessary and appropriate to increase the number of its authorized shares of Common Stock from 500,000,000 to 1,000,000,000.  Management believes that this increase would be necessary and appropriate even if stockholders  approve Proposal No. 2 to authorize a possible reverse stock split because it is unlikely that any such split would be effected in the near term, and the Company requires an immediate increase for the reasons discussed above. However, if Proposal No. 2 is approved,  the Board of Directors of the Company  would be  authorized to effect a reverse stock split at any time prior to the next annual meeting of stockholders.  If a reverse stock split were effected in the near term,  then the reasons for an increase in shares of Common
Stock authorized for issuance discussed above would be no longer relevant to the extent that any such split  resulted in a significant  number of authorized  but unissued shares.

     NEED FOR ADDITIONAL WORKING CAPITAL
     Historically,  the  Company's  cash  flow  from  operations  has  not  been sufficient to maintain its business.  In the past,  the Company has financed its growth  from  external  sources  of  financing.  These  sources  have  included, principally,  the sale of its Common Stock and private indebtedness  convertible into Common Stock. Access to conventional bank financing has been limited.

     In the fiscal year ended February 28, 2002, significant steps were taken to downsize and refocus the Company's  business on the Company's  AuraGen(R) mobile generator. Management believes that despite these actions, current and projected cash flow for at least the next six months  will not be  sufficient  to maintain and expand these operations. Thereafter, the Company anticipates that additional capital  will be  required  to meet the  anticipated  increased  demand  for the
AuraGen  products.  Absent an increase in the number of authorized shares of its
Common  Stock,  the  Company  will be limited in its  ability to  implement  its planned future growth and expansion.

     ABILITY TO REDUCE EXISTING DEBT

     Following  the Company's  debt  restructuring  in Fiscal 2002,  the Company still has significant  indebtedness.  It may be in the Company's interest in the future to raise  additional  funds from the sale of its Common Stock to reduce a portion of this outstanding indebtedness.  Certain creditors of the Company have expressed an interest in forgiving a portion of outstanding debt in exchange for early  payment.  Therefore,  depending  upon a number of factors,  including the future  price of the  Company's  Common  Stock,  it may be  desirable to utilize proceeds from the future sale of Common Stock to prepay debt.

     CONTINUATION OF THE 2000 STOCK OPTION PLAN

     The Company  must  continue to use its 2000 Stock  Option  Plan,  which the
Company  believes is  essential to attract,  retain and motivate key  personnel.
Absent an  increase  in the number of  authorized  shares of Common  Stock,  the
Company will be unable to continue utilizing the Option Plan.

     Therefore,  management  believes it is essential that the Stockholders vote in favor of the proposal to increase the number of  authorized  shares of Common
Stock from  500,000,000 to  1,000,000,000.  Although the Company has no plans to utilize all of the increased  authorized  shares which would be available if the
Common Stock  Amendment is approved,  management  believes  that it is important that the Company have the flexibility to issue additional shares without further authorization  from the Stockholders.  If the Common Stock Amendment is approved by the Stockholders,  the Company will not seek further  authorization  from the
Stockholders  prior to any issuances of Common Stock,  except as may be required by law or securities  exchanges.  In addition to issuing  shares of Common Stock
pursuant  to  the  2000  Stock  Option  Plan,  the  Company   intends  to  issue
approximately  _______ shares of Common Stock  pursuant to outstanding  warrants and  approximately  ___ shares of Common  Stock  pursuant  to other  outstanding convertible securities.

     POSSIBLE ANTI-TAKEOVER EFFECTS

     The authorized number of shares of Common Stock and the subsequent issuance of such  shares  could have the effect of  delaying  or  preventing  a change in control of the Company  without  further action by the  Stockholders.  Shares of authorized  and unissued  Preferred  Stock could  (within the limits  imposed by applicable law) be issued in one or more transactions  which would make a change in control of the Company more  difficult  and,  therefore,  less  likely.  Once authorized, the additional shares of Common Stock may be issued with approval of the Board of Directors but without further approval of our  stockholders  unless stockholder  approval is required by applicable law, rule or regulation.  If the proposed  amendment becomes effective,  it could,  under certain  circumstances, have an anti-takeover effect,  although that is not its intention.  For example, if we were the subject of a hostile takeover attempt, we could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding  shares and increasing the potential cost of the takeover.
The Board of Directors is not aware of any attempt or plan to acquire control of the  Company,  and this  proposal  is not being  presented  as an  anti-takeover device. We have no plans to subsequently  implement  additional  measures having anti-takeover  effects,  and the only existing  provisions of our certificate of incorporation,  bylaws and agreements which have material  anti-takeover effects are the  provisions in our  certificate  of  incorporation  allowing us to issue preferred  stock with such rights and  privileges  as may be  designated  by the
Board of Directors in its sole discretion.

     NEGATIVE EFFECTS ON EXISTING SHAREHOLDERS

     Any such issuance of additional stock could have the effect of diluting the earnings  per  share  and book  value  per  share of  outstanding  shares of the
Company's Common Stock,  and such additional  shares could be used to dilute the stock  ownership or voting  rights of persons  seeking to obtain  control of the
Company.  If  Proposal  No. 2 and  Proposal  3 are  approved,  and if the  Board implements the Reverse Stock Split Proposal,  there would be an  extraordinarily large number of authorized but unissued shares of Common Stock, exacerbating the negative  effects  discussed above and possibly  depressing the trading price of the Common Stock as additional shares are issued from time to time.

     The holders of Common Stock have equal rights to dividends  when, as and if declared by the Board of Directors  and are entitled to share  ratably in all of the assets of the Company  available for distribution to holders of Common Stock upon the  liquidation,  dissolution or winding up of the affairs of the Company, subject to the rights of the holders of any outstanding Preferred Stock. Holders of Common  Stock do not have  preemptive  rights.  Holders  of Common  Stock are entitled to one vote per share on all matters which Stockholders are entitled to vote upon at all meetings of Stockholders.

     AMENDMENT TO ARTICLES OF INCORPORATION

     If approved,  Article  "FOURTH" of the Articles of  Incorporation  would be amended and restated as follows:

     "FOURTH".  The total  number of shares of stock which this  corporation  is authorized to issue is: One Billion Ten Million  (1,010,000,000)  shares of the par value of $.005  each,  amounting  to Five  Million  Fifty  Thousand
     Dollars ($5,050,000.00),  of which One Billion (1,000,000,000) shares shall be Common  Stock and Ten Million  (10,000,000)  Shares  shall be  Preferred
     Stock.   The  Preferred  Stock  shall  have  such   designations,   powers,
     preferences, rights, qualifications, limitations and restrictions permitted under the General Corporation Law of the State of Delaware, which the Board of Directors of the Corporation may fix by resolution.

     STOCKHOLDER VOTE

     The  affirmative  vote of the holders of shares  representing a majority of the  outstanding  shares on the record date is required to authorize  the Common
Stock Amendment.

PROPOSAL NO. 3

            TO CONSIDER AND ACT UPON A PROPOSAL TO EFFECT A POSSIBLE
                   REVERSE SPLIT OF THE COMPANY'S COMMON STOCK

THE BOARD OF DIRECTORS  RECOMMENDS THAT  STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO
EFFECT A POSSIBLE REVERSE SPLIT.

     THE REVERSE STOCK SPLIT PROPOSAL

     On December 10, 2002, the Board of Directors adopted resolutions  directing that the  Stockholders  consider and vote upon a possible Reverse Stock Split of the  Company's  Common  Stock.  The Board  believes  that the  Reverse  Split is beneficial to the Company and the  Stockholders.  The principal  reasons for the
Reverse  Split are to aid the Company in meeting  listing  requirements  for the
Nasdaq  Stock  Market,  to attempt to enhance  investor  interest  in the Common
Stock,  and to attempt to help the investment  community  realize the underlying value of the Common Stock.

     Under the terms of the Reverse Stock Split Proposal being  submitted to the
Stockholders, the Board of Directors would be authorized to file an amendment to the Company's  Certificate of  Incorporation  to effect a Reverse Stock Split of the Company's  outstanding  Common Stock in an amount not greater than one share of Common Stock for each 10 shares of outstanding Common Stock at any time prior to the  Company's  next Annual  Meeting of  Stockholders.  Assuming  Stockholder
approval  of the Reverse  Stock Split  Proposal,  the Board of  Directors  would retain the  discretion  to  implement a Reverse  Stock Split of not greater than
1:10, or to abandon the Reverse Stock Split Proposal.

     In determining  when or if the Board will implement the Reverse Stock Split
Proposal,  the  Board  of  Directors  may  consider  a  variety  of  factors  in determining  whether to  proceed  with the  Reverse  Split,  including,  but not limited to, overall trends in the stock market,  recent changes and  anticipated trends in the per share market price of the  Company's  Common  Stock,  business developments, and the Company's actual and projected financial performance.

     Presently,  the Board of Directors does not intend to implement the Reverse
Stock Split  Proposal  unless the market  price of the  Company's  Common  Stock trades at or near $1.00 per share.  However,  following  Stockholder approval of the  Reverse  Stock  Split  Proposal,  the Board of  Directors  will  retain the absolute  discretion to implement the Reverse Stock Split  Proposal in an amount not greater than 1:10 at any time prior to the Company's  next Annual Meeting of
Stockholders or to abandon  implementation of the Reverse Split. On December 10,
2002, the closing price of the Company's Common Stock was $0.07 per share. There can be no assurance that the price of the Common Stock will  increase,  that the
Board will implement the Reverse Stock Split Proposal if the price does increase to or near $1.00 per share,  or that the Board will not  implement  the  Reverse
Stock Split  Proposal  even if the price does not  increase to or near $1.00 per share.  The Board would have absolute  flexibility over whether to implement the
Reverse Stock Split Proposal, irrespective of the price of the Common Stock.

     If the Stockholders  approve the Reverse Stock Split Proposal and the Board of Directors  thereafter  elects to  implement  the Reverse  Split,  the Company intends to issue a press release  announcing the terms and effective date of the
Reverse Split not less than 10 days prior to the  effective  date of the Reverse
Split.

     REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

     From 1988 until July 1999,  the  Company's  Common  Stock was listed on The
Nasdaq Stock Market  ("Nasdaq").  In July 1999,  the Company's  Common Stock was
delisted from The Nasdaq Stock Market as a result of the Company's  inability to timely  file its Annual  Report on Form 10-K with the  Securities  and  Exchange
Commission  because of the delay in completing the audit of its annual financial statements.  The audit was completed in February  2000 and the Company  regained compliance with its SEC reporting obligations.

     The Common Stock is currently quoted on the  over-the-counter  market.  The
Company  believes the Reverse Split is necessary to achieve  compliance with the quantitative  listing maintenance  criteria  established by Nasdaq regarding the minimum  bid price of listed  securities.  For initial  inclusion  on the Nasdaq
National  Market,  the  minimum  bid price per share is  required to be at least
$5.00. The Company believes that, other than the minimum bid price, it will meet all of the listing requirements required for listing on Nasdaq.

     The Company  expects  that,  as a result of the Reverse  Split,  the market price of the Common Stock would  increase  significantly,  thereby  enabling the
Company to comply with the Nasdaq $5.00 minimum bid price requirement.

     Because  the Common  Stock is not  listed on Nasdaq,  trading of the Common
Stock is conducted in the over-the-counter  market.  Because of the absence of a
Nasdaq  listing,  an investor  could find it more difficult to dispose of, or to obtain  accurate  quotations  as to the market  value of, the Common  Stock.  In addition,  because the Common Stock is not listed on Nasdaq and presently trades at less than $5.00 per share,  trading in the Common Stock is also be subject to the  requirements  of certain rules  promulgated  under the Exchange Act,  which require  additional  disclosure  by brokers or  dealers in  connection  with any trades involving a stock defined as a "penny stock"  (generally,  any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions).  Because the Company's Common Stock is presently classified as a "penny  stock,"  prior to  effectuating  any trade in the Common  Stock,  a broker or dealer is required under such Exchange Act rules to make a suitability determination as to such proposed purchaser of the Common Stock and to receive a written  agreement,  meeting certain  requirements,  prior to  effectuating  any transaction in the Common Stock. The additional  burdens imposed upon brokers or dealers by such requirements  could discourage brokers or dealers from effecting transactions  in the  Common  Stock,  which  could  severely  limit  the  market liquidity  of the Common  Stock and the ability of investors to trade the Common
Stock.

     The Board also  believes that the current low per share price of the Common
Stock may have a  negative  effect on the price and  marketability  of  existing shares, the amount and percentage (relative to share price) of transaction costs paid by  individual  Stockholders  and the  potential  ability of the Company to raise capital by issuing  additional  shares of Common Stock or other securities
convertible   into  Common   Stock  or  to  undertake   merger  or   acquisition
transactions.  Reasons for these effects include internal policies and practices of certain  institutional  investors  which  prevent or tend to  discourage  the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced  stocks  to be  used  as  collateral  for  margin  accounts  or to be purchased on margin,  and a variety of brokerage  house  policies and  practices which tend to discourage  individual  brokers within those firms from dealing in low-priced stocks.

     In addition,  since  broker's  commissions on low-priced  stocks  generally represent  a higher  percentage  of the stock price than  commissions  on higher priced  stocks,  the  current  share  price of the  Common  Stock can  result in individual  Stockholders  paying transaction costs which are a higher percentage of the share price than would be the case if the share price were  substantially higher.  The Board believes that the Reverse Split,  and the expected  resulting increased price level, may enhance investor interest in the Common Stock and may help the investment  community realize the underlying value of the Common Stock.
There is however, no assurance that any of the foregoing effects will occur.

     While the Board of Directors  believes that the shares of Common Stock will trade at higher prices than those which have prevailed in recent  months,  there is no  assurance  that such  increase in the trading  price will occur or, if it does occur, that it will equal or exceed the direct  arithmetical  result of the
Reverse  Split since there are numerous  factors and  contingencies  which could affect such price.  There is no assurance that the Company will meet the listing requirements for Nasdaq following the Reverse Split.

     IMPLEMENTATION OF THE REVERSE SPLIT

     The Reverse Split, if implemented,  will be formally  implemented by filing an amendment to the Company's Certificate of Incorporation with the Secretary of
State  of  the  State  of  Delaware   amending  the  Company's   Certificate  of
Incorporation  to reflect the Reverse  Stock  Split,  effective as of 5:00 p.m.,
Eastern  time,  on the date of the filing of such  amendment  with the  Delaware
Secretary of State (the "Effective Time"). At the Effective Time all outstanding shares  of Common  Stock  held by each  holder  of record on such date  would be automatically combined into such lesser number of shares as is determined by the
Board of Directors,  without any further action on the part of the Stockholders.
No fractional shares will be issued. All fractional shares for one-half share or more will be  increased  to the next  higher  whole  number  of  shares  and all fractional  shares less than one-half  share will be decreased to the next lower whole number of shares, respectively.

     EFFECTS OF THE REVERSE STOCK SPLIT

     The effect of the Reverse  Split upon  holders of Common Stock will be that the total number of shares of the Company's  Common Stock (each, an "Old Share")
held by each  Stockholder  will be  automatically  converted  into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately  prior to the Reverse Split divided by the number  determined by the
Board of Directors, not to exceed 10, adjusted, as described, for any fractional shares (each, a "New Share").

     Assuming the Reverse Split is approved by the Company's Stockholders at the
Annual Meeting and  implemented by the Company,  each  Stockholder's  percentage ownership  interest  in the Company and  proportional  voting  power will remain

unchanged,   except  for  minor  differences   resulting  from  adjustments  for
fractional  shares. The rights and privileges of the holders of shares of Common
Stock will be substantially unaffected by the Reverse Split.

     All issued and outstanding options,  warrants,  and convertible  securities would be  appropriately  adjusted  for the Reverse  Split  automatically  on the effective  date of the Reverse  Split.  The  Reverse  Split would not affect any
Stockholder's  proportionate  equity  interest in the  Company  except for those
Stockholders  who would receive an  additional  share of Common Stock in lieu of fractional shares.

     The Reverse Split may result in some Stockholders owning "odd-lots" of less than 100  shares of  Common  Stock.  Brokerage  commissions  and other  costs of transactions  in  odd-lots  are  generally  somewhat  higher  than the  costs of transactions in "round-lots" of even multiples of 100 shares.

     CERTAIN RIGHTS OF COMMON STOCK HOLDERS

     The holders of Common Stock have equal rights to dividends  when, as and if declared by the Board of Directors  and are entitled to share  ratably in all of the assets of the Company  available for distribution to holders of Common Stock upon the  liquidation,  dissolution or winding up of the affairs of the Company, subject to any rights,  preferences or privileges of holders of any  outstanding
Preferred Stock. Holders of Common Stock do not have preemptive rights.  Holders of  Common  Stock  are  entitled  to one vote per  share  on all  matters  which
Stockholders are entitled to vote upon at all meetings of Stockholders.

     The  Common  Stock  is  currently  registered  under  Section  12(g) of the
Exchange Act, and, as a result, the Company is subject to the periodic reporting and other  requirements  of the Exchange  Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act.

     Pursuant to Delaware  law, the Company's  Stockholders  are not entitled to dissenters'  rights  of  appraisal  with  respect  to the  Reverse  Stock  Split
Proposal.

     EXCHANGE OF STOCK CERTIFICATES

     Assuming the Reverse Split is approved by the  Stockholders and implemented
by  the  Company,   Stockholders  will  be  required  to  exchange  their  stock certificates for new  certificates  representing the shares of new Common Stock.
Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock  certificates at the appropriate time by the
Company's  transfer  agent  following the  effectiveness  of the Reverse  Split.
Stockholders  will not be required to pay a transfer or other fee in  connection
with  the  exchange  of  certificates.   Stockholders   should  not  submit  any
certificates until requested to do so.

     FEDERAL INCOME TAX CONSEQUENCES

     The following  description of Federal Income Tax consequences is based upon the Internal  Revenue  Code of 1986,  as amended (the  "Code"),  the  applicable
Treasury  Regulations  promulgated  thereunder,  judicial  authority and current administrative  rulings  and  practices  as in effect on the date of this  Proxy
Statement.

     The  Company  has not  sought  and will not seek an opinion of counsel or a ruling from the  Internal  Revenue  Service  regarding  the  Federal  income tax consequences of the Reverse Split. The Company,  however,  believes that because the Reverse Split is not part of a plan to periodically increase a Stockholder's proportionate interest in the assets or earnings and profits of the Company, the
Reverse Split will have the following Federal income tax effects:

     1.   The Reverse Split will constitute a reorganization  within the meaning of Section 368(a)(1)(E)(5) of the Code.

     2.   A Stockholder will not recognize gain or loss on the exchange.  In the aggregate,  the Stockholder's  basis in the New Shares will equal such
          Stockholder's basis in the Old Shares.

     3.   A Stockholder's  holding period for the New Shares will be the same as the holding period of the Old Shares exchanged therefore.

     The Company will not  recognize  any gain or loss on the exchange by reason of Section 1032 of the Code.

     The Federal  Income Tax  discussion  with respect to the Reverse  Split set forth above is included  for general  information  only.  All  Stockholders  are advised to consult  their own tax  advisors  as to  federal,  state and local or foreign tax consequences  applicable to them which could result from the Reverse
Split.

     STOCKHOLDER VOTE

     The  affirmative  vote of the holders of shares  representing a majority of the outstanding shares on the record date is required to adopt the Reverse Stock
Split Proposal.

     AMENDMENT TO ARTICLES OF INCORPORATION IF PROPOSAL 2 IS APPROVED

     If Proposal 2 of this Proxy  Statement is approved  thereby  increasing the number of authorized shares of Common Stock to 1,000,000,000,  and if Proposal 3 of this Proxy  statement is approved  thereby  authorizing the Board to effect a possible  reverse  stock split,  and if the Board elects to file an amendment to effect the  Reverse  Stock  Split,  then  Article  "FOURTH"  of the  Articles of
Incorporation would be amended and restated as follows:

     "FOURTH".  The total  number of shares of stock which this  corporation  is authorized to issue is: One Billion Ten Million  (1,010,000,000)  shares of the par value of $.005  each,  amounting  to Five  Hundred  Fifty  Thousand
     Dollars  ($550,000.00),  of which One Hundred Million  (100,000,000) shares shall  be  Common  Stock  and Ten  Million  (10,000,000)  Shares  shall  be
     Preferred Stock. The Preferred Stock shall have such designations,  powers, preferences, rights, qualifications, limitations and restrictions permitted under the General Corporation Law of the State of Delaware, which the Board of Directors of the Corporation  may fix by resolution.  Upon the effective date of this Amendment  (the  "Effective  Date"),  each 10 shares of Common
     Stock  outstanding  immediately  prior  to  the  Effective  Date  shall  be automatically converted into and reclassified as one share of Common Stock.
     No fractional  shares will be issued.  All  fractional  shares for one-half share or more will be  increased  to the next higher whole number of shares and all fractional shares less than one-half share will be decreased to the next lower number of shares, respectively.

     AMENDMENT TO ARTICLES OF INCORPORATION IF PROPOSAL 2 IS NOT APPROVED

     If Proposal 2 of this Proxy Statement is not approved, and the total number of authorized  shares of Common Stock remains at 500,000,000,  and if Proposal 3 of this Proxy  statement is approved  thereby  authorizing the Board to effect a possible  reverse  stock split,  and if the Board elects to file an amendment to effect the  Reverse  Stock  Split,  then  Article  "FOURTH"  of the  Articles of
Incorporation would be amended and restated as follows:

     "FOURTH".  The total  number of shares of stock which this  corporation  is authorized  to issue is: Five Hundred Ten Million  (510,000,000)  shares of the par value of $.005 each,  amounting to Two Million  Five Hundred  Fifty
     Thousand   Dollars   ($2,550,000.00),   of  which  Five   Hundred   Million
     (500,000,000)  shares  shall be Common  Stock and Ten Million  (10,000,000)
     Shares  shall be  Preferred  Stock.  The  Preferred  Stock  shall have such designations, powers, preferences, rights, qualifications,  limitations and restrictions  permitted  under the General  Corporation Law of the State of
     Delaware,  which  the  Board of  Directors  of the  Corporation  may fix by
     resolution.  Upon the  effective  date of this  Amendment  (the  "Effective
     Date"), each 10 shares of Common Stock outstanding immediately prior to the
     Effective Date shall be  automatically  converted into and  reclassified as one share of  Common  Stock.  No  fractional  shares  will be  issued.  All fractional  shares for one-half share or more will be increased to the next higher whole number of shares and all fractional  shares less than one-half share will be decreased to the next lower number of shares, respectively.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL
TO EFFECT A POSSIBLE REVERSE SPLIT.

PROPOSAL NO. 4

                 TO CONSIDER AND ACT UPON A PROPOSAL TO APPROVE
              AN AMENDMENT TO THE COMPANY'S 2000 STOCK OPTION PLAN

THE BOARD OF DIRECTORS  RECOMMENDS THAT  STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO
ADOPT THE AMENDED AND RESTATED AURA SYSTEMS, INC. 2000 STOCK OPTION PLAN.

     The Company's 2000 Stock Option Plan was adopted on March 6, 2000. In order to support the Company's long-term incentive  compensation program and enable it to continue to attract and retain  employees,  directors  and  consultants,  the
Board of  Directors  has  determined  that it is  necessary to amend the plan to increase the number of shares  available for awards and to make certain  changes in the terms of the Plan.  Material  changes  to the plan  include,  but are not limited to: (1) providing that the shares of Common Stock shall be  100,000,000;
(2) the addition of Incentive Stock Options;  (3) the addition of other forms of equity  compensation;  and  (4)  the  substitution  of  new  Stock  Options  for previously  granted Stock Options,  or for the options granted under other plans or agreements,  in each case including  previously granted options having higher option  prices.  The  changes  to the  Plan  are  intended  to  provide  greater flexibility  as to the types of awards  that may be  granted  and the  manner in which they are administered.

     The following is a description of the material terms of the Plan as amended subject to shareholder approval, and as such is qualified by the actual terms of the  Plan,  the full  text of which is set  forth  in  Exhibit  A to this  Proxy
Statement.

DESCRIPTION OF THE PLAN

     STOCK SUBJECT TO PLAN

     The total  number of shares  of  Common  Stock  which may be issued  Shares awarded under the Plan shall be  100,000,000.  Such shares may be authorized but unissued  shares or shares that have been issued and  reacquired by the Company.
The payment of any award in cash shall not count against the Plan's share limit.
To the  extent a stock  option is  surrendered  for cash or  terminates  without having been exercised, or an award terminates without the holder having received payment of the award,  or shares  awarded are  forfeited,  the shares subject to such award will be  available  for future  awards  under the Plan.  In addition, shares  surrendered to the Company in payment of the option price or withheld by the Company to satisfy the award holder's tax liability with respect to an award will not count  against the share limit and will become  available  for issuance under the Plan.

     ADMINISTRATION

     The Plan shall be administered  by a committee  designated by the Board, or if no committee is designated, then the plan shall be administered by the entire
Board.  (The Board of  Directors  or  committee so acting is referred to in this description as the  "Administrator").  The Administrator is authorized to, among other things,  grant and amend (provided  however that no amendment shall impair the rights of the award  holder  without his or her written  consent)  awards to eligible persons under the Plan; to adopt, alter and repeal such  administrative rules,  guidelines and practices  governing the Plan as it shall deem advisable;
to interpret  the terms and  provisions  of the Plan and any award granted under the  Plan;  and to make  all  factual  and  other  determinations  necessary  or advisable for the administration of the Plan.

     ELIGIBILITY

     Awards under the Plan may be made by the Administrator,  in its discretion, to all Employees,  officers, directors,  consultants,  advisors and suppliers of the Company or of any Subsidiary of the Company. In addition,  awards under such
Sections  may  be  granted  to  prospective  employees,   officers,   directors,
consultants,  advisors and suppliers but such awards shall not become  effective until the recipient's  commencement of employment or service with the Company or a Subsidiary. Incentive Options may be granted only to employees and prospective employees.  Award  recipients under the Plan shall be selected from time to time by the  Administrator,  in its sole discretion,  from among those eligible.  The maximum  number of Stock Options  and/or Stock  Appreciation  Rights that can be granted in any fiscal year is 25,000,000.

     TYPES OF AWARDS

     A  summary  of the types of  awards  available  under the Plan is set forth below. In general,  the  Administrator has the authority to grant awards on such terms and  conditions as it may determine in its sole  discretion,  except where such discretion is limited by an express provision of the Plan.

     1. STOCK OPTIONS.  Incentive stock options ("ISOs") and non-qualified stock options  may be  granted  for such  number  of  shares  of  Common  Stock as the
Administrator determines. A stock option will be exercisable at such times, over such  term  and  subject  to such  terms  and  conditions  as the  Administrator determines,  at an exercise  price  determined by the  Administrator.  (ISOs are subject to  restrictions  as to  exercise  period and price as  required  by the
Internal  Revenue  Code and may be granted  only to  employees.)  Payment of the exercise  price may be made in such  manner as the  Administrator  may  provide, including one or more of cash,  delivery of shares of Common Stock already owned or subject to award under the Plan,  broker-assisted "cashless exercise," or any other manner determined by the Administrator. The Administrator may provide that the stock  options  will be  transferable.  Upon an  optionee's  termination  of service,  the  option  will  be  exercisable  to the  extent  determined  by the
Administrator,  either  in  the  initial  grant  or an  amendment  thereto.  The
Administrator  may provide that an option that is  outstanding on the date of an optionee's death will remain outstanding for an additional period after the date of such death,  notwithstanding  that such option would  otherwise  have expired earlier.

     If the Company  acquires  another  business,  by merger or  otherwise,  the
Administrator  may grant stock options in substitution  for any options or other stock  awards  or  stock-based  awards  granted  by such  other  business  or an affiliate thereof. Such substitute stock options may be granted on such terms as the Administrator  deems appropriate in the circumstances,  notwithstanding  any limitations on stock options contained in the Plan.

     2.  RESTRICTED  STOCK.  Restricted  stock  is stock  that has been  issued, subject to forfeiture. In making an award of restricted stock, the Administrator will  determine  the  periods,  if any,  during  which the stock is  subject  to forfeiture,  and the  purchase  price,  if any,  for the stock.  The  vesting of restricted  stock (i.e., the point at which it becomes  non-forfeitable)  may be conditioned  upon the  completion  of a  specified  period of  service  with the
Company or a related company,  the attainment of specific  performance goals, or such other criteria as the  Administrator  may determine.  During the restricted period, the award holder may not sell, transfer, pledge or assign the restricted stock,  except  as  may  be  permitted  by the  Administrator.  The  certificate evidencing  the  restricted  stock  will be  registered  in the  holder's  name, although the  Administrator  may direct that it remain in the  possession of the
Company until the restrictions have lapsed.  Except as may otherwise be provided by the Administrator, upon the termination of the award holder's service for any reason during the period before the restricted stock has vested, or in the event the conditions to vesting are not satisfied,  all restricted  stock that has not vested will be subject to forfeiture and the  Administrator may provide that any purchase price paid by the holder, or an amount equal to the restricted  stock's fair  market  value on the date of  forfeiture,  if lower,  shall be paid to the holder. During the restricted period, the holder will have the right to vote the restricted  stock and to  receive  any cash  dividends,  if so  provided  by the
Administrator.   Stock  dividends  will  be  treated  as  additional  shares  of restricted  stock and will be subject to the same  terms and  conditions  as the initial grant, unless otherwise provided by the Administrator.

     3.  DEFERRED  STOCK.  A  deferred  stock  award  represents  the  Company's agreement  to deliver  shares of Common  Stock (or their cash  equivalent)  at a specified future time. Such delivery may be conditioned upon the completion of a specified period of service,  the attainment of specific  performance  goals, or such other criteria as the Administrator  may determine,  or may provide for the unconditional  delivery of shares (or their cash  equivalent)  on the  specified date. In making an award of deferred stock the Administrator  will determine the period  during  which  receipt of the Common  Stock  will be  deferred,  and the period, if any, during which the award is subject to forfeiture, and may provide for the issuance of stock pursuant to the award without  payment  therefore.  At
the  end  of  the  deferral  period,   and  assuming  the  satisfaction  of  any
condition(s)  to vesting  of the  award,  the award will be settled in shares of
Common  Stock,  cash  equal  to the  fair  market  value  of  such  stock,  or a combination  thereof,  as provided  by the  Administrator.  During the  deferral period set by the Administrator, the award holder may not sell, transfer, pledge or assign the  deferred  stock  award.  In the event of  termination  of service before the deferred stock award has vested, the award will be forfeited,  except as may be provided  by the  Administrator.  Deferred  stock will carry no voting rights  until  such  time as shares of Common  Stock are  actually  issued.  The
Administrator has the right to determine  whether and when dividend  equivalents will be paid with respect to a deferred stock award.

     4. STOCK APPRECIATION  RIGHTS. A Stock Appreciation Right shall entitle the holder  thereof to  receive,  for each  share as to which the award is  granted, payment of an amount, in cash, shares of Common Stock, or a combination thereof, as determined by the Committee,  equal in value to the excess of the Fair Market
Value  of a share  of  Common  Stock  on the  date of  exercise  over an  amount specified by the Committee.  Any such award shall be in such form and shall have such terms and  conditions  as the  Committee  may  determine.  The grant  shall specify the number of shares of Common Stock as to which the Stock  Appreciation
Right is granted.  The Committee may provide that a Stock Appreciation Right may be exercised only within the 60-day period  following  occurrence of a Change in
Control. The Committee may also provide that in the event of a Change in Control the amount to be paid upon exercise of a Stock Appreciation Right shall be based on the Change in Control Price.

     5. BONUS STOCK AWARDS.  The Committee may award Bonus Stock to any eligible award  recipient  subject to such terms and  conditions as the  Committee  shall determine.  The grant of Bonus Stock may, but need not, be conditioned  upon the attainment of specified  performance  objectives or upon such other  criteria as the Committee may determine. The Committee may waive such conditions in whole or in part (except that the Committee may not waive conditions or restrictions with respect to awards  intended to qualify under  Section  162(m) of the Code unless such waiver  would not cause the award to fail to qualify as  "performance-based compensation"  within  the  meaning  of  Section  162(m)  of the  Code).  Unless otherwise  specified by the  Committee,  no money shall be paid by the recipient for the Bonus Stock.  Alternatively,  the Committee may, after  considering  any accounting  impact to the Company,  offer eligible  employees the opportunity to purchase  Bonus Stock at a discount from its Fair Market Value.  The Bonus Stock award shall be satisfied by the delivery of the  designated  number of shares of
Common Stock which are not subject to restriction.

     DEFERRALS OF AWARDS

     The  Administrator  may permit an award recipient to elect to defer receipt of any award for a specified period or until a specified event,  upon such terms as are determined by the Administrator.

     CHANGE OF CONTROL PROVISIONS

     The Plan authorizes the  Administrator to grant awards that contain special vesting  provisions  if there  is a  Change  of  Control.  If and to the  extent provided in the award,  upon a Change of Control stock options will become fully exercisable,  the restrictions and vesting  conditions  applicable to restricted stock and  deferred  stock will lapse and such  shares and awards will be deemed fully vested, and the Administrator,  in its sole discretion, may accelerate the payment date of all vested  restricted  stock and deferred  stock.  A "Change of
Control" means  generally (1) the  acquisition of a majority of the voting power of the Company's stock by a person,  entity, or group (with certain  exceptions)
that owned less than 5% of such voting power  immediately prior to the Company's initial public offering;  (2) the date on which a majority of the members of the
Board of Directors  are not "Current  Directors"  (which term is defined to mean the Company's  current  Directors and Directors whose nomination or election was approved  by a  majority  of  the  Directors  who  at  the  time  were  "Current
Directors");  (3) a merger  or  consolidation  with  another  entity  where  the
Company's Stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving  Corporation in substantially  the same  proportions  as their  prior  ownership,  or where  the directors  of the  Company  would  not  constitute  a  majority  of the Board of
Directors of the surviving  Corporation;  (4) a sale of substantially all of the assets of the Company; or (5) approval by the Stockholders of a plan of complete liquidation of the Company.

     AMENDMENT

     The Plan is of unlimited duration.  The Plan may be discontinued or amended by the Board of  Directors,  except that no  amendment  or  discontinuation  may adversely  affect any outstanding  award without the holder's  written  consent.
Amendments  may be made  without  Stockholder  approval  except as  required  to satisfy stock exchange or regulatory requirements.

     ADJUSTMENT

     In the case of certain  changes in the  Company's  structure  affecting the
Common Stock,  appropriate adjustments may be made by the Board of Directors, in its sole discretion, in order to prevent dilution or enlargement of benefits, in the number of shares  reserved  under the Plan, the number of shares as to which awards can be granted to any  individual  in any fiscal year,  in the number and kind of shares or other property  subject to awards then  outstanding  under the
Plan and,  where  applicable,  the amount to be paid by the award holders or the
Company pursuant to awards under the Plan. In addition,  upon certain  corporate transactions the Board may, in its discretion, (1) accelerate the vesting and/or payment date of awards,  (2) cash-out  outstanding  awards,  (3) provide for the assumption  of  outstanding  awards by a surviving or  transferee  company,  (4)
provide  that in lieu of  shares  of  Common  Stock of the  Company,  the  award recipient will be entitled to receive the  consideration  he would have received for such shares in the transaction (or the value of such consideration in cash), and/or (5) require stock options to be either exercised prior to the transaction or forfeited.

     AWARDS UNDER THE PLAN

     The following  table sets forth the number of stock options  granted to the persons set forth below since the adoption of the Plan,  including  options that have been exercised, and options that are outstanding.

                                                                                OPTIONS RECEIVED (OR RECEIVED SUBJECT TO
NAME AND PRINCIPAL POSITION                                                     AVAILABILITY OF SHARES)
---------------------------                                                     ----------------------------------------
Zvi (Harry) Kurtzman                                                                          9,934,823
    Former Chief Executive Officer

Gerald C. Papazian                                                                            2,645,861
    Former Chief Operating Officer

Steven C. Veen                                                                                2,581,722
    Former Chief Financial Officer

Cipora Kurtzman Lavut                                                                         3,799,456
    Former Senior Vice President

Arthur J. Schwartz                                                                            3,927,633
    Former Senior Vice President

All current executive officers as a group                                                     7,145,000

All current Directors who are not executive officers as a group                               5,480,000

Neal Meehan                                                                                   3,420,000
    Nominee for election as a Director

Carl Albert                                                                                   3,000,000
    Nominee for election as a Director

Harvey Cohen                                                                                    700,000
    Nominee for election as a Director

Lawrence Diamant                                                                                250,000
    Nominee for election as a Director

Salvador Diaz-Verson, Jr.                                                                       680,000
    Nominee for election as a Director

John Pincavage                                                                                  250,000
    Nominee for election as a Director

Norman Reitman                                                                                  600,000
    Nominee for election as a Director

All former and current employees, including all current officers                             29,896,951
    who are not executive officers, as a group

Each other person who received or is to receive                                                   0
    5 percent of such options, warrants or rights

Each associate of any Director, executive officer, or nominee                                     0

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain  Federal  Income Tax aspects of stock options that may be awarded  under the Plan based upon the laws in effect on the date hereof.

     NON-QUALIFIED STOCK OPTIONS
     No income is recognized by the optionee at the time a non-qualified  option is granted. Upon exercise of the option, the optionee recognizes ordinary income in an amount  equal to the excess of the fair market  value of the shares on the date of exercise  over the option  price.  At  disposition  of the  shares,  any appreciation after the date of exercise is treated as capital gain.

     INCENTIVE STOCK OPTIONS

     An optionee  generally  will not  recognize  income upon the exercise of an
Incentive Stock Option during the period of his/her  employment with the Company or  one of  its  subsidiaries  or  within  three  months  after  termination  of employment. (The optionee also will not recognize income upon the exercise of an
Incentive  Stock Option  within 12 months after the  optionee's  termination  of employment by reason of permanent and total disability,  or within the remaining term of the option  following  the  optionee's  death).  However,  the  "spread"
between  the fair  market  value of the shares at the time of  exercise  and the exercise price is includible in the  calculation of alternative  minimum taxable income for purposes of the alternative minimum tax. The exercise of an Incentive
Stock Option after the expiration of the specified time periods  results in such exercise  being  treated in the same manner as the  exercise of a  non-qualified stock option.

     If the  optionee  holds the shares  received  throughout  the "ISO  holding period",  which is both the  two-year  period  after the ISO was granted and the one-year  period  after the exercise of the ISO,  the  optionee  will  recognize capital gain or loss when he/she disposes of the shares.  Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition.  If the shares acquired upon exercise of an ISO  are  disposed  of  before  the  end of the ISO  holding  period,  the disposition  is a  "disqualifying  disposition,"  which  causes the  optionee to recognize  ordinary income in an amount generally equal to the lesser of (i) the excess of the value of the shares on the option  exercise date over the exercise price or (ii) the excess of the amount  received upon  disposition of the shares over the exercise price.  Any excess of the amount received upon  disposition of the shares  over the value of the shares on the  exercise  date will be taxed to the optionee as capital gain.

     COMPANY DEDUCTIONS

     As a general rule, the Company or one of its subsidiaries  will be entitled to a deduction for Federal  Income Tax purposes at the same time and in the same amount that an employee or Director recognizes ordinary income from awards under the Plan, to the extent such income is considered reasonable  compensation under the  Internal  Revenue  Code.  The Company will not,  however,  be entitled to a deduction with respect to payments that are contingent  upon a change of control if such payments are deemed to constitute  "excess parachute  payments" pursuant to  Section  280G of the  Code and do not  qualify  as  reasonable  compensation pursuant to that Section;  such  payments  will subject the  recipients to a 20%
excise tax. In addition,  the Company will not be entitled to a deduction to the extent  compensation  in excess of $1  million is paid to an  executive  officer named in the proxy statement who was employed by the Company at year-end, unless the  compensation  qualifies as "performance  based" under Section 162(m) of the
Code.  The Plan  authorizes  the  Administrator  to grant awards that qualify as
"performance based", as well as awards that do not qualify.

     MISCELLANEOUS

     On December 10, 2002, the price of the Company's stock was $0.07 per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL
TO ADOPT THE AMENDED AND RESTATED AURA SYSTEMS, INC. 2000 STOCK OPTION PLAN.

PROPOSAL NO. 5
                              INDEPENDENT AUDITORS

THE BOARD OF  DIRECTORS  RECOMMENDS  THAT  STOCKHOLDERS  VOTE "FOR" THE PROPOSED
RATIFICATION  OF  SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP  AS  THE COMPANY'S
INDEPENDENT AUDITORS.

     The Board of Directors,  upon  recommendation  of the Audit Committee,  has selected  Singer  Lewak Greenbaum &  Goldstein LLP  as  independent  auditors to examine the Company's accounts for the fiscal year ending February 28, 2003, and has  further  directed  that  Management  submit the  selection  of  independent auditors  for  ratification  by  the  Stockholders  at  the  Annual  Meeting  of
Shareholders.  Representatives  of  Singer  Lewak  Greenbaum & Goldstein LLP are
expected to be present at the Shareholder Meeting,  will have the opportunity to make a  statement  if they desire to do so and will be  available  to respond to appropriate questions. If the Stockholders do not ratify the selection of Singer
Lewak Greenbaum &  Goldstein LLP,  the  Board  of  Directors will reconsider the selection of independent auditors.

             FEES PAID TO SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
             ---------------------------------------------------

     The Audit Committee retained Singer Lewak  Greenbaum & Goldstein LLP as the
Company's  independent  auditors to audit the Company's financial statements for
Fiscal 2002. The aggregate fees billed by Singer Lewak Greenbaum & Goldstein LLP include fees for the following services rendered during Fiscal 2002:

     AUDIT FEES - totaling $74,588.

     FINANCIAL  INFORMATION  SYSTEMS DESIGN AND IMPLEMENTATION FEES - Singer did
not render  professional  services  relating to  financial  information  systems design and implementation for the fiscal year ended February 28, 2002.

     ALL OTHER FEES - totaling $44,813.

     The Audit  Committee  has  concluded  that the  provisions of the non-audit services  listed above as "All Other Fees" and  "Financial  Information  Systems
Design and Implementation Fees" are compatible with maintaining the independence of Singer Lewak Greenbaum & Goldstein LLP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED
RATIFICATION   OF  SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP  AS THE COMPANY'S
INDEPENDENT AUDITORS.

     AUDIT COMMITTEE REPORT

     The Company  maintains an Audit  Committee  (the  "Committee"),  consisting entirely of outside,  disinterested  Directors  who are not  employees or former employees  of the  Company.  The primary  purpose of the Audit  Committee  is to assist  the  Board  of  Directors  in its  general  oversight  of the  Company's financial reporting process. The Committee annually reviews the NASD standard of independence for audit committees and at its most recent review  determined that the Committee meets that standard.

     Management is responsible for the preparation,  presentation, and integrity of the  Company's  financial  statements,  accounting  and  financial  reporting principles, internal controls, and procedures designed to ensure compliance with
accounting   standards,   applicable  laws,  and   regulations.   The  Company's
independent    auditors,    Singer   Lewak   Greenbaum  &   Goldstein  LLP,  are
responsible for performing an independent  audit of the  consolidated  financial statements  and  expressing  an opinion  on the  conformity  of those  financial statements with generally accepted accounting principles.

     The Committee has reviewed and discussed the audited  financial  statements of the Company for the fiscal year ended  February  28, 2002 with the  Company's management and has discussed with Singer  Lewak  Greenbaum & Goldstein  LLP  the matters  required to be  discussed  by  Statement  on Auditing  Standards  Board
Standard No. 61, as amended, "Communication with Audit Committees". In addition,
Singer Lewak Greenbaum & Goldstein LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence  Standards Board
Standard No. 1, "Independence Discussions with Audit Committees",  and the Audit
Committee  has  discussed  with  Singer Lewak  Greenbaum  &  Goldstein LLP their independence.  Based on the review and discussions  referred to above, the Audit
Committee  recommended  to the Board of  Directors  that our  audited  financial statements  be  included  in our Annual  Report on Form 10-K for the fiscal year ended February 28, 2002.B

     In August 1998, a lawsuit captioned COLLINS V. KURTZMAN ET AL. was filed in
U.S. District Court in the Central District of California, which purported to be a derivative  Shareholder suit on behalf of Aura against members of the Board of
Directors of the Company.  Aura believes that the action was without  merit.  In
April 1999, a final  settlement was entered into by the parties which called for a  dismissal  of the  action  and no  payments  by  any  of the  defendants.  In consideration of the plaintiff dismissing its lawsuit,  Aura agreed to adopt and implement a fraud detection  program (the  "Program")  under the auspices of the
Audit Committee,  after consulting with the Company's  outside legal counsel and independent auditors. The purpose of the Program is to detect and prevent fraud, maintain  accurate  books and  records  for  financial  transactions,  establish procedures to ensure the  recording of  transactions  to be in  accordance  with generally accepted accounting  principles,  and to ensure that the Company's SEC
filings  comply  with  SEC  rules  and  regulations.   The  Audit  Committee  is
responsible  for  monitoring the Program on an ongoing basis with the assistance of the Company's outside legal counsel and its independent auditors.

                                COMMITTEE MEMBERS
                                -----------------

                John Pincavage, Harvey Cohen, and Norman Reitman

                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR THE FISCAL 2003 ANNUAL MEETING

     Stockholder  proposals  complying  with  the  applicable  rules  under  the
Exchange  Act  intended to be  presented  at the Fiscal  2003 Annual  Meeting of
Stockholders  must be received at the  offices of the Company by  September  15,
20031 to be considered by Aura for inclusion in Aura's Proxy  Statement and Form of Proxy  relating to that  meeting.  Such  proposals  should be directed to the attention of the Secretary,  Aura Systems, Inc., 2335 Alaska Avenue, El Segundo,
CA 90245.

     The  Stockholder's  written  notice  relating to  proposals  other than for
Director  nominees  must  contain  (i) the name and  address of the  Stockholder making the  proposal,  (ii) any  material  interest  of the  Stockholder  in the proposal,  and (iii) such information  concerning the person making the proposal and the  proposal  itself as would be  required by SEC rules to be included in a proxy  statement  soliciting  proxies  for such  proposal.  Presentation  of any
Stockholder  proposal  at the  Annual  Meeting  is also  subject  to  procedures established by the Chairman of the Meeting  consistent  with Delaware  corporate law.

OTHER MATTERS

     Neither  Aura,  nor any of the persons  named as Proxies,  knows of matters other than those above stated to be voted on at the Annual Meeting.  However, if any other matters are properly presented at the meeting,  it is the intention of the persons named as Proxies to vote in accordance  with their  judgment on such matters, subject to direction by the Board of Directors.

     Under the Company's  By-Laws,  nominations  for Director of the Company and other  Stockholder  proposals,  other than those made by the Board of Directors, may only be made by Stockholders of record on the record date who have delivered a written notice to the Secretary of the Company no later than 10 days following the Notice of Annual Meeting.

AVAILABLE INFORMATION

     The 2002 Annual Report to Stockholders  accompanies  this Proxy  Statement, but is not to be deemed a part of the proxy soliciting material.

     While you have the  matter in mind,  please  complete,  sign and return the enclosed proxy card promptly.

                   By Order of the Board of Directors

                   /s/  Michael I. Froch

                   Michael I. Froch
                   SECRETARY

El Segundo, California

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1    SEC requirement is for proposals to be received at a reasonable time before the Company begins to print and mail its proxy materials.  Accordingly, the date inserted must be reasonable in terms of next year's mailing  schedule.
     (See Reg. 14a-8(e)).

                                    EXHIBIT A

                   AMENDED AND RESTATED 2000 STOCK OPTION PLAN